UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 3, 2010

XL CAPITAL LTD
(Exact name of registrant as specified in its charter)

Cayman Islands	1-10804	98-0191089
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

XL House, One Bermudiana Road, Hamilton, Bermuda HM 08
(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 292 8515
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2010, XL Capital Ltd (the “Company”) announced that Irene M. Esteves was appointed as Executive Vice President and Chief Financial Officer of the Company, with an anticipated start date of May 17, 2010. Ms. Esteves will assume the responsibilities from Simon Rich, the Company’s Corporate Controller who has been serving as Interim Chief Financial Officer, and will report to the Company’s Chief Executive Officer. Biographical and other information relating to Ms. Esteves are set out in the attached press release.

On May 6, 2010 the Company entered into an employment agreement with Ms. Esteves that will be effective on May 17, 2010 and have a two year term.  During the term of the employment agreement, Ms. Esteves will receive a base salary of US$600,000, and she will be eligible for a discretionary annual bonus with a target equal to 142% of her base salary.  She will receive a sign-on grant of a number of restricted stock units determined by dividing US$1 million by the closing price per share of the Company’s ordinary shares on the date of grant, and they will provide for cliff vesting on the third anniversary of the date of grant.  As long term incentives for 2010, Ms. Esteves will receive options to purchase a number of the Company’s ordinary shares determined by dividing US$875,000 by the Black-Scholes value of an option on the date of grant, and a grant of a number of performance units determined by dividing US$875,000 by the closing price per share of the Company’s ordinary shares on the date of grant.  The options will vest ratably over three years, and the performance units will have a three year performance and vesting period.  Ms. Esteves’ long term incentives for 2011 will have an aggregate value of no less than US$1.75 million on the date of grant.  She will also be eligible to participate in other employee benefit programs as are in effect for similarly situated executives from time to time.

In the event of termination of Ms. Esteves’ employment prior to the end of the term of the employment agreement by the Company without cause, or such termination by her following the assignment to her of duties materially inconsistent with her position or the material breach by the Company of certain of the compensation provisions of the employment agreement which assignment or breach is not cured after notice from Ms. Esteves, Ms. Esteves will be entitled to a cash lump sum payment in an amount equal to the sum of (x) her annual base salary, and (y) her targeted annual bonus for the year of termination prorated for the period through the termination date.  Such severance payment will be conditioned on Ms. Esteves’ execution and delivery to the Company of a general release of claims.  She will also be entitled to continued medical benefit plan coverage for a period of up to twelve months following such termination, and her continued rights to benefits under any employee benefit programs, including rights with regard to stock options or other stock-based compensation and other long term incentives, will be as set forth in the applicable plan and award agreements.

In the event of termination of Ms. Esteves’ employment prior to the end of the term of the employment agreement and following a Change in Control (as defined in the employment agreement) by the Company without cause or by her for good reason (as defined in the employment agreement), in lieu of the severance payment set forth above, she will be entitled to a cash lump sum payment equal to the sum of (x) two times her annual base salary and (y) two times her targeted annual bonus for the year of such termination.  She will also be entitled to continued medical benefit plan coverage for a period of up to eighteen months following such termination, and her continued rights to benefits under any employee benefit programs, including rights with regard to stock options or other stock-based compensation and other long term incentives, will be as set forth in the applicable plan and award agreements.

Ms. Esteves has also agreed to confidentiality, non-competition and non-solicitation provisions set forth in the employment agreement, and the employment agreement provides for indemnification of Ms. Esteves by the Company to the maximum extent permitted by applicable law and its charter documents and requires the Company to maintain directors’ and officers’ liability coverage.

A copy of the employment agreement is attached hereto as Exhibit 10.1 and a copy of the press release announcing the appointment is attached hereto as Exhibit  99.1. Each such exhibit is incorporated by reference herein.

Item 9.01.Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Employment Agreement.
99.1	Press Release (“XL CAPITAL LTD APPOINTS IRENE M. ESTEVES AS CHIEF FINANCIAL OFFICER”) dated May 3, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 6, 2010

XL CAPITAL LTD
(Registrant)

By: /s/ Kirstin Romann Gould
Name: Kirstin Romann Gould
Title: Secretary